Peloton Recalls Tread+ Treadmills After One Child Died and More than 70 Incidents Reported United States CONSUMER PRODUCT SAFETY COMMISSION Recall Summary Name of product: Tread+ Hazard: Adult users, children, pets and objects can be pulled underneath the rear of the treadmill, posing a risk of injury or death. Remedy: Refund Recall date:

May 5, 2021 Units: About 125,000 Consumer Contact: Peloton toll-free at 844-410-0141 from 9 a.m. to 7 p.m. ET Monday through Friday, and 9 a.m. to 6:30 p.m. on weekends or online at www.onepeloton.com and click on Product Recalls at the bottom of the page for more information.

Recall Details Description: This recall involves the Peloton Tread+ treadmill with model number TR01. It has a running deck space of 67 inches, a 32-inch high definition (HD) touchscreen and a slatted belt. The treadmill was launched as the Peloton Tread in 2018 but renamed Tread+ in September 2020. The Tread + model number TR01 is printed on a black sticker located on the end cap in the front of the treadmill deck. The treadmills have a touchscreen and are black with the Peloton logo on the monitor and the side rails. PLEASE NOTE: This product is different than the Peloton Tread that is also subject to a voluntary recall in cooperation with the CPSC on May 5, 2021 because the console on the Tread can detach and fall, posing a risk of injury to consumers. Remedy: Consumers should immediately stop using the recalled Tread+ and contact Peloton for a full refund until November 6, 2022. Consumers who return the Tread+ treadmill after that date will receive a partial refund. Peloton is offering consumers who do not want a refund the option of moving the Tread+ free of charge to a room where children or pets cannot access the treadmill, and is implementing software improvements to the product to automatically lock the Tread+ after each use and prevent unauthorized access by assigning a 4-digit passcode that will be required to unlock the Tread+. Incidents/Injuries: A 6-year-old child recently died after being pulled under the rear of the treadmill. In addition, Peloton has received 72 reports of adult users, children, pets and/or objects being pulled under the rear of the treadmill, including 29 reports of injuries to children such as second- and third-degree abrasions, broken bones, and lacerations. Sold At:

Online at onepeloton.com and at Peloton showrooms from September 2018 through April 2021 for about $4,295. Importer(s): Peloton Interactive, Inc., of New York Distributor(s): Peloton Interactive, Inc., of New York Manufactured In: Taiwan Recall number: 21-128 Choose Your Recall Emails